   As filed with the Securities and Exchange Commission on November 7, 2000
                               Registration No.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              _________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                              _________________

                              SONIC FOUNDRY, INC.
            (Exact Name of Registrant as specified in its charter)

                 Maryland                      39-1783372
       (State of Incorporation)    (I.R.S. Employer Identification No.)

                              1617 Sherman Avenue
                              Madison, WI 53704
                                (608) 256-3133
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               RIMAS BUINEVICIUS
                     Chairman and Chief Executive Officer
                              1617 Sherman Avenue
                              Madison, WI 53704
                                (608) 256-3133
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                  Copies to:
                         Frederick H. Kopko, Jr., Esq.
                                McBreen & Kopko
                         20 N. Wacker Dr., Suite 2520
                              Chicago, IL 60606

                              _________________

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
Title of Each                      Proposed            Proposed            Amount of
Class of             Amount        Maximum             Maximum             Registration
Securities to        To Be         Offering Price      Aggregate           Fee
be Registered        Registered    Per Share (1)       Offering Price (1)
------------------------------------------------------------------------------------------
Common Stock         114,900       $5.78               $  664,122          $175.26
$.01 par value

------------------------------------------------------------------------------------------
Common Stock
$.01 par value,      412,335       $5.78               $2,383,296          $628.95
underlying
Non-Voting
Exchangeable
Shares (2)
------------------------------------------------------------------------------------------
Common Stock
$.01 par value,       72,765       $5.78               $  420,582          $110.99
underlying
Non-Voting
Exchangeable
Share Options (3)
------------------------------------------------------------------------------------------
Common Stock
$.01 par value,       35,994       $5.78               $  208,045          $ 54.90
underlying
Warrants (4)
------------------------------------------------------------------------------------------
Total                635,994                           $3,676,045          $970.10
------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales price, as reported on the NASDAQ National Market, on November 6, 2000.
(2) Represents the number of shares of common stock issuable upon exchange of certain non-voting exchangeable shares. See "Non-Voting Exchangeable Shares and Options".
(3) Represents the number of shares of common stock issuable upon exercise of such non-voting exchangeable share options, and subsequent exchange of such non-voting exchangeable shares. See "Non-Voting Exchangeable Shares and Options".
(4) Represents the number of shares of common stock issuable upon exercise of certain warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective, on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                              SONIC FOUNDRY, INC.
           635,994 Shares of Common Stock, Par Value $.01 per Share

     This prospectus is part of a registration statement that covers 635,994 shares of our Common Stock (the "Shares"), consisting of (i) 114,900 Shares currently outstanding, (ii) 412,335 Shares issuable upon exchange of certain non-voting exchangeable shares, (iii) 72,765 Shares issuable upon exercise of certain non-voting exchangeable share options for non-voting exchangeable shares, and subsequent exchange of such non-voting exchangeable shares, and (iv) 35,994 Shares issuable upon exercise of certain warrants. These Shares may be offered and sold from time to time by certain of our stockholders (the "Selling Stockholders"). We will not receive any of the proceeds from the sale of the Shares. (When we use the word "exchange" in reference to the non-voting exchangeable shares or non-voting exchangeable share options, we refer also to all other methods of acquisition, including retraction, redemption, and repurchase set forth in the Share Exchange Agreement we entered into on August 28, 2000 with Sonic Foundry Nova Scotia, Inc., Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, and 1402083 Ontario Limited. See "Non-Voting Exchangeable Shares and Options".)

     The Selling Stockholders may sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.
See "Plan of Distribution". Each Selling Stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable individually by the Selling Stockholders.

     Each of the Selling Stockholders may be deemed to be an "Underwriter", as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "SOFO". On November 6, 2000, the average of the high and low price for the Common Stock was $5.78 per share.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------


                The date of this Prospectus is November 7, 2000

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Sonic Foundry, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

-    Our Annual Report on Form 10-K for the fiscal year ended September 30,
     1999;

- Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;

- Our Current Reports on Form 8-K filed on February 15, 2000, April 18, 2000, April 20, 2000 and September 12, 2000, and our current Report on Form 8-K/A dated June 19, 2000;

- All of our filings pursuant to the Exchange Act after the date of the filing of the initial registration statement and prior to effectiveness of the registration statement; and

- The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

     You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations, 1617 Sherman Avenue, Madison, Wisconsin 53704, Telephone (608) 256-3133.

                          FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes", "anticipates", "plans", "expects", "may", "will", "would", "intends", "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading "Risk Factors", that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.


                            SUMMARY OF THE BUSINESS

     We are a leading provider of software products and services that enable our customers to create and edit digital audio and video content, and deliver this content by recording or transferring it to digital storage and playback devices, or by preparing it for digital transmission, including Internet distribution. Advances in technology such as compact discs, DVDs, high definition television and digital networks, all of which store or transmit digital content, are driving the demand for software tools and services that help create this content. Media professionals and home users, including audio and video engineers, musicians, multimedia developers and website developers, use our products. Our end-user customers include Capitol Records, CBS News, Disney, Fox News, MSNBC, Sony Pictures Entertainment Inc., BMG Music, Universal Studios and Warner Bros., a division of Time Warner Entertainment Company, L.P., and our reseller customers include Guitar Center, Hewlett Packard and Ingram Micro.

     Our current products include:

     - Creation products - Our ACID product family offers musicians and non-musicians an easy way to merge short segments of pre-recorded music, or loops, into a song. We include a basic selection of loops with ACID and sell additional libraries separately. We sell professional and consumer versions of ACID with various levels of processing features and support for different music genres.

     - Editing products - Our Sound Forge and Vegas products allow users such as audio and video engineers, broadcasters, website developers, musicians and consumers to easily record and modify digital audio and video files. In June, 2000 we announced the release of Vegas Video, a product which adds significant video editing capability to our line of editing products and then broadened our video offering with the release of Video Factory, a scaled down consumer version of Vegas Video in September 2000.

     - Delivery products - Our Stream Anywhere product allows users to record audio or video to a PC hard drive, prepare it for delivery over the Internet using various streaming media formats such as RealNetworks G2 or Microsoft Windows Media Technologies, or convert it into popular audio and video compression formats such as MP3 and AVI. Our consumer jukebox product, Siren, allows users to manage entire music collections for local playback from a PC or MP3 player, and to record personal music compilations on a CD using our proprietary CD recording technology. Since its release in 1999, we have entered into agreements to include Siren with popular hardware devices such as Hewlett Packard recordable CD drives, customized a version for a retail customer and are now developing a suite of publishing tools, including Siren, for Sony Pictures Digital Entertainment.

     To satisfy the dramatic increase in demand for digital multimedia content, many content creators and owners are using our technology to create new digital content and digitally encode existing content. Many entertainment companies have vast libraries of older content, such as films and analog audio and videotapes, which need to be digitized to realize revenue from digital distribution and archived to prevent deterioration. Furthermore, continuing advances in digital storage and compression technologies often require these companies to devote substantial resources to migrate content in current digital formats to continually evolving new digital formats.

     Our services division uses our existing technology, including unreleased proprietary automation tools and a wide array of audio and video signal processing algorithms, to provide format conversion and digital encoding solutions to content owners. These new services include translating analog or digital tapes, CDs, films and other audio and video media into various compression and Internet streaming file formats and cleaning or filtering recordings for improved quality. To satisfy the needs of customers that wish to develop their own in-house media management and encoding facility we began offering consulting services in order to develop custom solutions including the design and, ultimately installation of on-site media systems with related support, and training of customer employees. Such systems will include site licenses of both released and unreleased technology.

     In February 2000, we announced plans to expand our services offering by acquiring Santa Monica based STV Communications. In addition to providing encoding, STV offers a full suite of on-line media related services such as delivering media files over the web or "streaming" and broadcasting of live events over the web or "webcasting".

     In August 2000, we announced the completion of the acquisition of Toronto-based International Image Services Inc. expanding our capacity to manage and digitalize media for the entertainment industry.

     Sonic Foundry was incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. Our executive offices are located at 1617 Sherman Avenue, Madison, Wisconsin, 53704 and our telephone number is (608) 256-

3133. Our corporate website is www.sonicfoundry.com. The information in our website is not a part of this prospectus.

                                 RISK FACTORS

     Our business, financial condition and results of operations have been, and in the future may be, affected by a variety of factors, including those set forth below and elsewhere in this prospectus.

Operating History Risks

We have a limited operating history on which you can evaluate our business and our future prospects and our operating results will likely fluctuate significantly.

     We were incorporated in March 1994 and we have a limited operating history and limited financial results upon which you can assess our future success. As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter and from year to year. You should therefore not rely on our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. Fluctuations in our revenues and our operating results will likely increase the volatility of our stock price, and if our revenues or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets.

We have a history of losses and we may never attain profitability.

     We have incurred significant losses since our inception and we may never become profitable. For the years ended September 30, 1999 and 1998 and the twelve months ended September 30, 1997, we incurred net losses of $5,997,000, $632,000, and $881,000, and as of September 30, 1999, we had an accumulated deficit of $7,466,000. We cannot assure you that we will achieve or maintain profitability in the future.

Industry Risks

The market for our products and services is relatively new, and we cannot assure you that the market will develop as we expect.

     Because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results. Our research and development and sales and marketing efforts, and business expenditures are partially based on predictions regarding certain developments for software products and media services. If these predictions prove inaccurate, we may not achieve the level of revenues and operating expenses that we expect at the time that we expect them and our revenues and operating expenses may fluctuate.

Our markets are highly competitive, and we may not be able to compete effectively in our business.

     Competition in the markets for digital media software, products and services is intense. We compete with several companies engaged in the software and digital media businesses and we expect competition to increase as new companies enter the market and our current competitors expand their products and services. This could mean lower prices or reduced demand for our products.
Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do, and we may not be able to successfully compete with them. Any of these developments would harm our operating results.

Lack of commercial acceptance of, or decreased demand for, complementary products and technologies developed by third parties may lead to a decreased demand for our digital media software products and services.

     The success of some of our digital media software products and planned digital media services depends, in part, on the commercial acceptance of products and technologies developed by other companies that our digital media software products and services may complement, including compact disc recorders, Digital Versatile Disc players and MP3 technology. These complementary products help drive the demand for digital media and if businesses and consumers do not accept these products, the demand for our products and services may decrease or fail to grow and our business may suffer.

The success of our business depends, in part, upon strategic relationships that we have with other companies.

     Our business depends, in part, on relationships that we have with strategic partners such as Microsoft, RealNetworks, Fraunhofer Institut, Warner Bros., a division of Time Warner Entertainment Company, L.P. and Sony Pictures Digital Entertainment. We rely, in part, on strategic relationships to help us:

- maximize the acceptance of our products by customers through distribution arrangements;

- increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services;

-    increase awareness of our Sonic Foundry brand; and

-    increase the performance and utility of our products and services.

     We would be unable to realize many of these goals without the cooperation of these partners. We anticipate that the efforts of our strategic partners will become more important as the availability and use of multimedia content on the Internet increases. For example, we may become more reliant on strategic partners to provide multimedia content, provide more secure and easy-to-use electronic commerce solutions and build out the necessary infrastructure for media delivery. The loss of these strategic relationships, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results could harm our business.

We rely upon a number of distributors to increase our market penetration domestically and internationally.

     We rely upon approximately 30 distributors in approximately 30 countries to sell and market our products internationally. We generally do not have contracts with these distributors. If these distributors were to cease selling and marketing our products, the international sales of our products would decrease.

     We have a distribution contract with Ingram Micro, Inc., which distributes our software products to various computer resellers, value-added resellers, catalog distributors and smaller retail outlets. Our contract with Ingram Micro requires us to accept the return of any of our products that Ingram Micro does not sell and to credit Ingram Micro for the value of these products. Our contract with Ingram Micro also protects Ingram Micro for the value of its inventory in the event that we lower our prices. If Ingram Micro fails to continue to carry our products, returns a large quantity of our products to us, or competitive pressures require us to lower the prices of the products that we supply to Ingram Micro, our business will suffer.

The growth of our business depends upon the increased use of the Internet for communications, commerce and advertising.

     The growth of our business depends upon the continued growth of the Internet as a medium for communications. The Internet may not be accepted as a viable commercial medium for broadcasting digital and multimedia content or digital media delivery for a number of reasons, including:

- potentially inadequate development of the necessary infrastructure to accommodate growth in the number of users and Internet traffic;

-    unavailability of compelling multimedia content; and

- delays in the development or adoption of new technological standards and protocols or increased governmental regulations, which could inhibit the growth and use of the Internet.

     In addition, we believe that other Internet-related issues, including security of transactions, reliability of data transmission, and cost and ease of use, are not fully resolved and may affect the amount of business that is conducted over the Internet.

     If Internet usage grows, its infrastructure may not be able to support the demands placed on it by this growth, in particular growing demands for delivering high-quality media content. As a result, its performance and reliability may decline. In addition, websites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the use of our products and services, could grow more slowly or decline.

Technology Risks

We depend upon access to Microsoft software codes to develop our products.

     Quick access to Microsoft's software codes enables us to develop Microsoft Windows-based software products in a timely manner. Although, in the past, Microsoft consistently has given us quick access to its software codes, Microsoft is under no obligation to do so and may refuse us this access in the future at its discretion. If we do not continue to receive quick access to Microsoft's software codes, the development of our software products will be delayed and our business may suffer.

We may not be successful in our attempts to keep pace with rapid technological change and evolving industry standards.

     The markets for digital media products and digital media services are characterized by rapidly changing customer requirements, evolving technologies and industry standards, and frequent new product and service introductions. Our future success will depend, in part, upon our ability to:

-    use leading technologies effectively;

-    enhance our current software products and services;

- identify, develop, and market new software products and service opportunities; and

- influence and respond to emerging industry standards and other technological changes.

     We must accomplish these objectives in a timely and cost-effective manner. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of those products or lawsuits by customers. If we fail to develop products that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs, our business and operating results would suffer. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability. Any of these developments would have an adverse effect on our operating results.

Demand for our digital media software products might decrease or fail to grow if commercial acceptance of the Microsoft windows computer operating system declines.

     Our digital media software products work exclusively on the Microsoft Windows computer operating system. Some of our competitors offer products for the Apple Macintosh and other computer operating systems. If the Macintosh computer operating system, which is popular with many musicians, or other competing operating systems, including Linux and Java, were to become dominant in the marketplace at the expense of the Microsoft Windows computer operating system, demand for our digital media software products may decrease or fail to grow. Moreover, if we were unable to adapt our current digital media software products or develop new digital media software products in a timely and cost-effective manner to work on these different operating systems, our business might suffer.

Development of new standards for the electronic delivery of digital media, particularly music, could significantly affect our growth and the way we do business.

The onset of competing industry standards for the electronic delivery of music could slow the growth of our business or force us to adjust the way in which we do business. In this regard, corporations have launched efforts to establish their own proprietary audio formats. The lack of defined, generally accepted standards for delivery formats could slow the widespread commercial acceptance of this media delivery technology and our products. If standard delivery technology does not achieve widespread commercial acceptance and we are unable to adapt our digital media software products accordingly in a timely and cost-effective manner, our business may suffer.

Our business will suffer if our systems fail or become unavailable.

     A reduction in the performance, reliability and availability of our website and network infrastructure will harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. The majority of our computer and communications infrastructure is located at a single facility in Madison, Wisconsin. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage.

     Our electronic commerce and digital distribution activities are managed by sophisticated software and computer systems. We adopted a new enterprise information system, which handles all of our accounting, operations, sales and information systems in January 2000 and plan to implement further enhancements in the future. We may encounter undetected errors in these systems or delays in implementing future enhancements. Such errors or delays may cause the systems to fail. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers. If we suffer sustained or repeated interruptions, our products, services and website could be less attractive and our business may suffer.

     A sudden and significant increase in traffic on our website could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. We depend on Web browsers, ISPs and online service providers to provide Internet users access to our website. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

Intellectual Property Risks

We may not be successful in protecting our intellectual property and proprietary rights.

     Our inability to protect our proprietary rights, and the costs of doing so, could harm our business. Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or infringe aspects of our technology, products, services or trademarks, or obtain and use information we regard as proprietary. In addition, others may independently develop technologies that are similar or superior to ours, which could reduce the value of our intellectual property.

     Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, other parties' proprietary rights, including patent rights, have come to our attention and on several occasions, we have received notice of claims of infringement of other parties' proprietary rights, and we may receive such notices in the future.

Our intellectual property may infringe the rights of others.

     Because we protect our proprietary rights with a combination of trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses rather than with patents, our intellectual property may unintentionally infringe upon the proprietary rights of others. If a third party's claim of intellectual property right infringement were to prevail, we could be forced to pay damages, comply with injunctions, or halt distribution of our products while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. In addition, we have agreed to indemnify certain distributors and original equipment manufacturers, or OEMs, for infringement claims of other parties. If these other parties sue the distributors or OEMs, we may be responsible for defending the lawsuit and for paying any judgment that may result. Any of these events could harm our business.

We may be unable to retain technology licensed or obtained from third parties and strategic partners.

     We rely upon licenses from third parties and strategic partners for some of our technologies. These companies that license the technologies to us may decide to discontinue the licenses at any time. If they do so, our business may suffer.

     Further, the Internet and software industries have experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

- our competitors could acquire or form partnerships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services; or

- a party with significant resources and experience could acquire a competitor of ours, increasing the ability of the competitor to compete with our products and services.

Management Risks

We may not successfully manage our growth.

     We cannot successfully implement our business model if we fail to manage our growth. We have rapidly and significantly expanded our operations domestically and internationally and anticipate further expansion to take advantage of market opportunities. We have increased the number of our full-time employees from 160 on September 30, 1999 to 450 on September 30, 2000. Managing this substantial expansion has placed a significant strain on our management, operational and financial resources. If our growth continues, we will need to continue to improve our financial and managerial control and reporting systems and procedures.

We may pursue acquisitions and investments that could adversely affect our business.

     We have made acquisitions of businesses and may make additional acquisitions of, or investments in, businesses, products and technologies that could complement or expand our business in the future. We currently have no commitments or agreements with respect to any business acquisitions or investments. We may not be able to successfully integrate recently acquired businesses into our existing business and products. Likewise, if we identify a future acquisition candidate, we may not be able to negotiate or finance the acquisition or integrate these acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses, or write-downs of acquired assets.

Our international operations involve risks.

     We have offices in Canada and the Netherlands, and we use over 60 distributors to market and ship our products to approximately 52 countries.We also sell electronic versions of our products off our website allowing us to cover over 80 countries. For the year ended September 30, 1999, approximately 17% of our revenues were from outside North America. We are subject to the normal risks of doing business internationally any of which may harm our business. These risks include:

-    unexpected changes in regulatory requirements;

-    export and import restrictions;

-    tariffs and trade barriers and limitations on fund transfers;

-    longer payment cycles and problems in collecting accounts receivable;

-    potential adverse tax consequences;

-    exchange rate fluctuations; and

- increased risk of piracy and limits on our ability to enforce our intellectual property rights.

     Any of these factors could harm our business. We do not currently hedge our foreign currency exposure.

We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.

     We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than Wisconsin. The federal Internet Tax Freedom Act, passed in 1998, imposes a three-year moratorium on discriminatory sales taxes on electronic commerce. We cannot assure you that this moratorium will be extended. Further, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would suffer if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

Corporate Governance Risks

Stockholders may be unable to exercise control because our management controls a large percentage of our stock.

     Our directors, officers and affiliated persons beneficially own approximately 38% of our common stock and exercise significant influence over stockholder voting matters. If our directors, officers and affiliated persons act together, they will be able to influence the composition of our board of directors, and will continue to have significant influence over our affairs in general.

Provisions of our charter documents and Maryland law could discourage an acquisition of our company that would benefit our stockholders.

     Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. Our articles authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for classified voting, which means that our stockholders may vote on the retention of only one of our five directors each year. Moreover, Maryland corporate law restricts certain business combination transactions with "interested stockholders".

Market Risks

Our stock price has been and may continue to be volatile.

     The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended September 30, 2000, the price of our common stock ranged from $64.97 to $4.25 per share. (All share and price per share data in this prospectus reflects a two-for-one stock split of our shares distributed to stockholders of record on April 7, 2000). In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

Exercise of outstanding options and warrants will result in further dilution.

     The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our stockholders and you as an investor in the Offering, and may reduce the trading price and market for our common stock.

     As of September 30, 2000 we had outstanding options and warrants exercisable to acquire 2,725,164 shares of common stock, 1,079,718 of which are subject to future vesting. Included in the foregoing are 1,699,938 options which have been granted under our 1995

Employee Stock Option Plan, the 1999 Non-Qualified Stock Option Plan and our Non-Employee Director Stock Option Plan, 620,220 of which are immediately exercisable.

         To the extent that these stock options or warrants are exercised, the dilution to the interests of our stockholders and you as an investor will likely occur. Additional options and warrants may be issued in the future at prices not less than 85% of the fair market value of the underlying security on the date of grant. Exercise of these options or warrants, or even the potential of their exercise of conversion may have an adverse effect on the trading price and market for our common stock. The holders of our options or our warrants are likely to exercise them at times when the market price of the common stock exceeds the exercise price of the securities. Accordingly, the issuance of shares of common stock upon exercise of the options or our warrants will likely result in dilution of the equity represented by the then outstanding shares of common stock held by other stockholders. Holders of our options or our warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to us than the exercise terms provided by these options or warrants.

Substantial sales of our common stock could lower our stock price.

         The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Shares by the Selling Stockholders; all proceeds will go to the Selling Stockholders.

            MARKET FOR COMMON EQUITY, DIVIDEND POLICY, AND RELATED
                              STOCKHOLDER MATTERS

         Our common stock was traded on the American Stock Exchange under the symbol "SFO" since our initial public offering in April of 1998 until April 21, 2000. On April 24, 2000, our common stock began trading on the Nasdaq National Market under the symbol "SOFO".

         The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the American Stock Exchange or the NASDAQ National Market. Price per share data and share data set forth below and otherwise in this prospectus reflect a two-for-one stock split distributed to stockholders of record on April 7, 2000.

                                                               High          Low
                                                           ------------  ------------
Year Ended September 30, 1998
  Third Quarter (commencing April 22, 1998) ............         $ 5.07        $ 3.07
  Fourth Quarter .......................................           4.47          2.88

Year Ended September 30, 1999
  First Quarter ........................................           7.44          2.69
  Second Quarter .......................................           5.44          3.35
  Third Quarter ........................................          10.38          5.07
  Fourth Quarter .......................................           6.13          3.94

Year Ended September 30, 2000
  First Quarter ........................................          12.75          4.25
  Second Quarter .......................................          64.97         11.34
  Third Quarter ........................................          49.63          9.38
  Fourth Quarter .......................................          20.81          5.75
Year Ended September 30, 2001 (through November 6, 2000)           8.94          4.75

         The last traded price on November 6, 2000 for our common stock was $5.625. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

         The Company has not paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future.

         At October 25, 2000 there were 311 common stockholders of record. Many shares are held by brokers and other institutions on behalf of stockholders and are therefore not included in these numbers.

                             SELLING STOCKHOLDERS

         On August 28, 2000, we completed the purchase of the stock of International Image Services Inc. and certain affiliated entities. In connection with the acquisition, we issued the following: (i) 114,900 Shares; (ii) 412,335 shares of non-voting exchangeable stock, which are exchangeable into 412,335 Shares; and (iii) options to purchase 72,765 shares of non-voting exchangeable stock, which are exercisable to purchase 72,765 shares of non-voting exchangeable stock. As part of the transaction with International Image Services Inc., we agreed to file a registration statement covering these shares.

         On April 3, 2000 we merged STV Communications, Inc. into one of our subsidiaries (the "STV Merger"). As part of the STV Merger, we agreed to exchange certain warrants to purchase STV common stock for warrants to purchase a total of 35,994 shares of our common stock, and agreed to file a registration statement covering these shares.

         This Prospectus covers the 635,994 Shares presently issued or to become issuable upon exchange of the above-described non-voting exchangeable shares, exercise of the above-described non-voting exchangeable share options for non-voting exchangeable shares and subsequent exchange of such shares, and exercise of the above-described warrants.

         The following table sets forth certain information as of November 6, 2000 with respect to the Selling Stockholders.

         Share data and price per share data set forth below and otherwise in this prospectus reflect a two-for-one stock split distributed to stockholders of record on April 7, 2000.

                                                     NUMBER OF                                     PERCENT OF CLASS
                                                   COMMON SHARES          NUMBER OF SHARES            OWNED AFTER
                                                    BENEFICIALLY           OF COMMON STOCK         OFFERING (IF OVER
                                                   OWNED PRIOR TO            INCLUDED IN              1% OF TOTAL
            BENEFICIAL OWNERS                          OFFERING                OFFERING               COMMON STOCK
                                                                                                       OUTSTANDING
-------------------------------------           -------------------      -------------------      -------------------
COMMON STOCKHOLDERS

Bank of Montreal Capital Corp.                         41,160                   41,160                     ---
RoyNat, Inc.                                           41,160                   41,160                     ---
DGC Entertainment Ventures Group                       20,580                   20,580                     ---
B. Andrus Wilson                                       12,000                   12,000                     ---

HOLDERS OF NON-VOTING EXCHANGEABLE SHARES

1096159 Ontario Limited (1)                            206,168                  206,168                    ---
1402083 Ontario Limited (2)                            206,168                  206,168                    ---

HOLDERS OF OPTIONS TO PURCHASE NON-VOTING
EXCHANGEABLE SHARES

Dan McLellan (3)                                       48,510                   48,510                     ---
Curtis Staples (4)                                     24,255                   24,255                     ---

WARRANT HOLDERS
                                                                                                           ---
Peter Fahey (5)                                         4,426                    4,426
Fife Waterfield & Company (5)                          22,668                   22,668                     ---
Boston Financial & Equity Corporation (5)               8,900                    8,900                     ---

(1) 1096159 Ontario Limited is a company wholly-owned by Charles Ferkranus. Charles Ferkranus was previously Chairman, Chief Executive Officer, and a director of International Image Services Inc. ("IISI") and of International Image Services Corp. ("IISC").
(2) 1402083 Ontario Limited is a company wholly-owned by Michael Ferkranus. Michael Ferkranus was previously Secretary and a Director of IISI, and Secretary, Vice President, and a Director of IISC.

(3) Dan McLellan is the former President and a former director of IISI, and a former Director of IISC. Currently, Mr. McLellan is Senior Vice President and General Manager, Media Services Division, of the Company.
(4) Curtis Staples is the former Senior Vice President of Business Development of IISI and IISC.
(5)  Warrants issued to former warrantholders of STV Communications, Inc.


                  NON-VOTING EXCHANGEABLE SHARES AND OPTIONS
                  ------------------------------------------

     Pursuant to the terms of the Share Purchase Agreement effective June 1, 2000 among Us, the Buyer, Charles Ferkranus, Michael Ferkranus, 1096159
Ontario Limited, 1402083 Ontario Limited, Dan McLellan, Curtis Staples, Bank of Montreal Capital Corp., RoyNat, Inc. and DGC Entertainment Ventures Group, and ancillary agreements entered into in connection therewith, the Common Stockholders, Holders of Non-Voting Exchangeable Shares, and Holders of options to purchase Non-Voting Exchangeable Shares (collectively, for purposes of this section, the "Selling Stockholders") agreed to sell their direct and indirect interests in IISI in return for, among other things, cash and non-voting exchangeable shares (the "Non-Voting Exchangeable Shares") of Sonic Foundry (Nova Scotia), Inc. (the "Buyer") or options to acquire Non-Voting Exchangeable Shares ("Non-Voting Exchangeable Share Options"). The Non-Voting Exchangeable Shares are intended to provide the Selling Stockholders who receive them with securities of a Canadian company (i.e., the Buyer) having economic attributes that are, as nearly as practicable, equivalent to those of the Shares, including the right to receive dividends equivalent to any dividends declared on the Shares.

     Subject to the exercise of an overriding call right (the "Retraction/Redemption Call Right") by us or an affiliate, a holder of Non-Voting Exchangeable Shares will be entitled to retract (i.e., require the Buyer to redeem) any or all of the Non-Voting Exchangeable Shares held by such holder for an amount per share equal to one Share for each Non-Voting Exchangeable Share, plus any declared but unpaid dividends (the "Retraction Price"). Upon being notified by the Buyer of a proposed retraction, we or an affiliate will have the right to exercise the Retraction/Redemption Call Right to purchase from the holder each retracted Non-Voting Exchangeable Share for the Retraction Price. Subject to the exercise of the Retraction/Redemption Call Right by us or an affiliate, the Buyer will redeem the outstanding Non-Voting Exchangeable Shares five years after Closing (the "Redemption Date"). Upon a redemption by the Buyer, the holders of Non-Voting Exchangeable Shares will be entitled to receive for each Non-Voting Exchangeable Share redeemed one Share together with any declared but unpaid dividends (the "Redemption Price"). Upon being notified of the proposed redemption, we or an affiliate will be entitled to exercise the Retraction/Redemption Call Right to purchase the Non-Voting Exchangeable Shares on the Redemption Date for the Redemption Price.

     Upon the liquidation or winding-up of the Buyer, the holders of Non-Voting Exchangeable Shares will be entitled to receive, for each Non-Voting Exchangeable Share held, one Share plus any declared and unpaid dividends (the "Liquidation Amount"). However, upon any such proposed liquidation or winding-up, we or an affiliate shall have the overriding right (the "Liquidation Call Right") to purchase the Non-Voting Exchangeable Shares from the holders for the Liquidation Amount.

     Pursuant to the terms of the Share Exchange Agreement, among us, the Buyer, Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, and 1402083 Ontario Limited, in the event that the Buyer becomes insolvent (including where the solvency requirements of applicable corporate law do not permit the Buyer to redeem any of the Non-Voting Exchangeable Shares which a holder has included in a retraction request), each holder will have the right to require us to purchase all of the Non-Voting Exchangeable Shares owned by such holder for the Liquidation Amount. Also pursuant to the Share Exchange Agreement, the Non-Voting Exchangeable Shares will automatically be exchanged for Shares by us in the event of our liquidation or winding-up for the Liquidation Amount.

     The Non-Voting Exchangeable Shares shall be non-voting except in specified circumstances (e.g., to authorize the liquidation or winding-up of the Buyer, the sale, lease or exchange of all the property of the Buyer and such other circumstances as are specified in the applicable agreements).

     Pursuant to the terms of a support agreement (the "Support Agreement") entered into between us and the Buyer we agreed not to declare or pay dividends, including dividends in kind, on the Shares unless the Buyer declares and pays equivalent dividends on the Non-Voting Exchangeable Shares. We agreed, among other things, to ensure that the Buyer will be in a financial position to honor the redemption and retraction rights and dissolution entitlements attaching to the Non-Voting Exchangeable Shares.

     In the event of a subdivision, consolidation, amalgamation, reorganization or other change in our capitalization, or a distribution of Shares, rights, options or any other securities, assets or indebtedness to holders of our Shares generally, or in the event of an issuer bid or similar transaction, the economic equivalent change must be made to, or benefit conferred upon, holders of the Non-Voting Exchangeable Shares. In the event of a tender offer, share exchange offer, take-over bid, or similar transaction ("Offer") with respect to the Shares which is to be effected with the consent or approval of our Board of Directors, we are obligated to take such actions as are necessary to enable holders of the Non-Voting Exchangeable Shares to participate in the Offer on an economically equivalent basis with our shareholders. We have also agreed that we will not voluntarily enter into any transaction (including by way of reorganization, consolidation or merger) whereby all or substantially all of our property and assets would become the property of any other person or a continuing corporation unless the other person or continuing corporation becomes bound by the Share Exchange Agreement or otherwise assumes our liabilities and obligations to the holders of the Non-Voting Exchangeable Shares.

     The Buyer also has entered into an option agreement (a "Non-Voting Exchangeable Share Option Agreement") with each of McLellan and Staples (the "Optionholders"). In addition to certain other circumstances set out in the Non-Voting Exchangeable Share Option Agreement, the Optionholders are required to exercise their options ("Options") to acquire Non-Voting Exchangeable Shares before July 1, 2005 or the 90th day following their termination of employment with us. The Non-Voting Exchangeable Share Option Agreement generally requires the Buyer to confer an economically equivalent benefit on the Option holders when they exercise their Options after the occurrence of a subdivision, consolidation, amalgamation, reorganization or other change in the capitalization of the Buyer or in our capitalization or in the event of a distribution of shares, rights, options or any other securities, assets or indebtedness to holders of our Shares that occurs prior to an Option exercise. The Optionholders are further entitled to receive, when such Optionholders exercise their Options, the value of any dividends declared by the Buyer prior to the time of an Option exercise.

     We have reserved for issuance and will keep available such number of Shares as will be necessary to fulfill our obligations to the holders of the Non-Voting Exchangeable Shares.


                             PLAN OF DISTRIBUTION

     Resales of the Shares by the Selling Stockholders may be made on the Nasdaq National Market, or in private transactions. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Stockholders may sell some or all of the Shares in transactions involving broker-dealers who may act solely as agent and or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of NASDAQ, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with the Selling Stockholders to sell a specific number of Shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent, for the Selling Stockholders to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholders. Any such sales may be by block trade.

     The Selling Stockholders may also engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver Shares in connection with these trades. The Selling Stockholders may pledge their Shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

     In addition, pursuant to the Share Purchase Agreement, each of RoyNat, Inc., Bank of Montreal Capital Corp., DGC Entertainment Ventures, Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, 1402083 Ontario Limited, Dan McLellan and Curtis Staples (the "Restricted Holders") agreed that the Shares acquired by them at the closing of the transaction or pursuant to the exercise of the Retraction Right or the Retraction/Redemption Call Right (as such terms are defined in the Share Exchange Agreement) under the Share Exchange Agreement (the "Acquired Shares") shall not be transferred or disposed of by the Restricted Holders until 12 months following the Closing. Thereafter in each succeeding 3 month period, each Restricted Holder may transfer or dispose of up to 20% of the Acquired Shares so that the restriction on the transfer or disposal of the Acquired Shares shall apply only to 80% of the Acquired Shares after 12 months from Closing, only to 60% of the Acquired Shares after 15 months from the Closing, only to 40% of the Acquired Shares after 18 months from Closing, only to 20% of the Acquired Shares after 21 months from Closing and to none of the Acquired Shares after 24 months from Closing.

                                 LEGAL MATTERS

     The legality of the issuance of the Shares offered in this prospectus will be passed upon for the Company by McBreen & Kopko, Chicago, Illinois. Frederick
H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 183,192 shares of our Common Stock and has options and warrants to purchase 140,000 shares of our Common Stock.

                                    EXPERTS

     The financial statements of Sonic Foundry, Inc. at September 30, 1999 and for the fiscal year then ended, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   INFORMATION CONTAINED ONLY IN PROSPECTUS

     We have not authorized anyone to give information beyond what is set forth in this prospectus. Sales of the Shares described in this prospectus are not directed at anyone in any jurisdiction in which an offer or solicitation of such securities is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is correct as of the date of this prospectus. Neither delivery of this prospectus nor any sale made pursuant to this prospectus shall imply that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                               Table of Contents

Where You Can Find More Information......................................   2
Information Incorporated by Reference....................................   2
Forward Looking Information..............................................   3
Summary of the Business..................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  14
Market for Common Equity, Dividend Policy, and Related
Stockholder Matters......................................................  14
Selling Stockholders.....................................................  15
Non-Voting Exchangeable Shares and Options...............................  17
Plan of Distribution.....................................................  19
Legal Matters............................................................  20
Experts..................................................................  20
Information Contained Only in Prospectus.................................  20

PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee............................................. $    970.10

Legal fees and expenses .........................................   15,000.00

Accounting fees and expenses ....................................   10,000.00

                                                                    ---------
Total............................................................ $ 25,970.10
                                                                    =========

Item 15. Indemnification of Directors and Officers.

         Our Articles of Incorporation limit the liability of our directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, we may indemnify any director unless it is established that:

- the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

- the director actually received an improper personal benefit in money, property or services;

- or in the case of any criminal proceeding, the directors had reasonable cause to believe that the act or omission was unlawful.

         In addition, our Bylaws require us to indemnify each person who is or was, a director, officer, employee or agent of ours to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise. We may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, we carry director and officer liability insurance

     In connection with this offering, certain of the Selling Stockholders have agreed to indemnify us, our directors and officers and each such person who controls us, against any and all liability arising from inaccurate information provided to us by the Selling Stockholders and contained herein.

Item 16. Exhibits.

Exhibit Number      Description of Document
--------------      -----------------------
2.1(1)              Agreement and Plan of Merger, dated as of March 15, 2000, by and among the Company, New Sonic, Inc., and STV
                    Communications, Inc.

2.2(2) Share Purchase Agreement, effective as of June 1, 2000, by and among the Registrant, Sonic Foundry (Nova Scotia), Inc., Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, 1402083 Ontario Limited, Dan McLellan, Curtis Staples, Bank of Montreal Capital Corp., Roynat, Inc., and DGC Entertainment Ventures Corp.

4.1(3)              Specimen Common Stock Certificate.

4.2 Share Exchange Agreement, dated August 24, 2000, among the Company, Sonic Foundry (Nova Scotia) Inc., Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, and 1402083 Ontario Limited.

4.3 Buyer Non-Voting Exchangeable Share Option Agreement, dated August 24, 2000, among the Company, Dan McLellan, Curtis Staples, and Sonic Foundry, Inc.

4.4 Support Agreement, dated August 24, 2000, between the Company and Sonic Foundry (Nova Scotia), Inc.

5.1 Opinion of McBreen & Kopko, regarding the legality of the securities.

23.1                Consent of McBreen & Kopko (see Exhibit 5.1).

23.2                Consent of Ernst & Young LLP.

24.1                Power of Attorney (see page II-4).

_______________
(1)  Incorporated by reference from Form 8-K, filed on April 17, 2000.
(2)  Incorporated by reference from Form 8-K, filed on September 12, 2000.
(3) Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.
_______________

                            Item 17. Undertakings.

1.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on November 7, 2000.

                         SONIC FOUNDRY, INC.

                         By:
                         /s/ Rimas Buinevicius
                         ------------------------------------------
                         Rimas P. Buinevicius, Chairman, Chief Executive Officer and Director

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rimas P. Buinevicius and Kenneth
A. Minor, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                        Title                                Date
             ---------                                        -----                                ----
/s/ Rimas P. Buinevicius                      Chief Executive Officer and Chairman            November 7, 2000
------------------------------------
Rimas P. Buinevicius

/s/ Monty R. Schmidt                          President and Director                          November 7, 2000
------------------------------------
Monty R. Schmidt

/s/ Curtis J. Palmer                          Chief Technology Officer and Director           November 7, 2000
------------------------------------
Curtis J. Palmer

/s/ Kenneth A. Minor                          Chief Financial Officer and Assistant           November 7, 2000
------------------------------------
Kenneth A. Minor                                 Secretary

/s/ Frederick H. Kopko, Jr.                   Secretary and Director                          November 7, 2000
------------------------------------
Frederick H. Kopko, Jr.

/s/ Arnold B. Pollard                         Director                                        November 7, 2000
------------------------------------
Arnold B. Pollard

/s/ David C. Kleinman                         Director                                        November 7, 2000
------------------------------------
David C. Kleinman

/s/ Jan Brzeski                               Vice President, Business Development and        November 7, 2000
------------------------------------
Jan Brzeski                                      Director

                                 Exhibit Index

Exhibit Number      Description of Document
--------------      -----------------------

2.1(1) Agreement and Plan of Merger, dated as of March 15, 2000, by and among the Company, New Sonic, Inc., and STV Communications, Inc.

2.2(2) Share Purchase Agreement, effective as of June 1, 2000, by and among the Registrant, Sonic Foundry (Nova Scotia), Inc., Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, 1402083 Ontario Limited, Dan McLellan, Curtis Staples, Bank of Montreal Capital Corp., Roynat, Inc., and DGC Entertainment Ventures Corp.

4.1(3)              Specimen Common Stock Certificate.

4.2 Share Exchange Agreement, dated August 24, 2000, among the Company, Sonic Foundry (Nova Scotia) Inc., Charles Ferkranus, Michael Ferkranus, 1096159 Ontario Limited, and 1402083 Ontario Limited.

4.3 Buyer Non-Voting Exchangeable Share Option Agreement, dated August 24, 2000, among the Company, Dan McLellan, Curtis Staples, and Sonic Foundry, Inc.

4.4 Support Agreement, dated August 24, 2000, between the Company and Sonic Foundry (Nova Scotia), Inc.

5.1 Opinion of McBreen & Kopko, regarding the legality of the securities.

23.1                Consent of McBreen & Kopko (see Exhibit 5.1).

23.2                Consent of Ernst & Young LLP.

24.1                Power of Attorney (see page II-4).


_________________
(1)  Incorporated by reference from Form 8-K, filed on April 17, 2000.
(2)  Incorporated by reference from Form 8-K, filed on September 12, 2000.
(3) Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.
_________________